Reed Smith LLP
Reed Smith Centre 225 Fifth Avenue
Pittsburgh, PA 15222-2716 +1 412 288 3131
Fax +1 412 288 3063 reedsmith.com

[Closing Date] l

The Trustees of the SCM Trust
1050 17th Street
Suite 1710
Denver, Colorado 80265

Ladies and Gentleman:

You have requested our opinion concerning certain matters relating to a transaction in which all of the assets of the Shelton International Select Equity Fund, a series of the FundVantage Trust (the "Vantage Trust"), a Delaware statutory trust, will be acquired by the Shelton International Select Equity Fund, which is a series of the SCM Trust (the "SCM Trust"), a Massachusetts business trust (the foregoing transaction is referred to herein as the "Reorganization"). The Shelton International Select Equity Fund of the Vantage Trust is referred to herein as the "Acquired Fund", and the Shelton International Select Equity Fund of the SCM Trust is referred to herein as the "Acquiring Fund". The terms and conditions of the Reorganization is set forth in an Agreement and Plan of Reorganization dated as of [October 2016] (the "Agreement"), by and between the SCM Trust, on behalf of its series, the Acquiring Fund, and the Vantage Trust, on behalf of its series, the Acquired Fund, attached hereto as Annex A. This opinion is rendered to you pursuant to Section 6.1(b) of the Agreement. Capitalized terms used herein that are not otherwise defined are as used in the Agreement.

In connection with the rendering of this opinion, we have reviewed and relied upon (i) the certificates provided to us by the SCM Trust, attached hereto as Annex B and (ii) the amendment to the Form N-IA Registration Statement ("Registration Statement Amendment") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") on August 5, 2016 pursuant to Rule 485(a) as Post-Effective Amendment No. 13 for the SCM Trust. We have also examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of the Trust as authentic copies of originals, of:

(i)  the Report of Voluntary Associations and Trusts, as filed with the Secretary of the Commonwealth of Massachusetts (the "Commonwealth") on June 1, 2016 (the "Report of Voluntary Associations and Trusts");

(ii)  the Amended and Restated Declaration of Trust, effective as of October 10, 2011 (the "Declaration of Trust");

(iii)  the Amended and Restated Bylaws of the SCM Trust, effective as of June 12, 2011 (the "Bylaws");

[1]
This opinion will be delivered in final form at the closing of the Reorganization upon the delivery of final representation letters consistent with those provided in connection with the issuance of this draft opinion and an executed copy of the Agreement.

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • SHANGHAI • PITTSBURGH • HOUSTON • SINGAPORE • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE • KAZAKHSTAN

The Trustees of the SCM Trust
[Closing Date]

(iv)  resolutions of the Board of Trustees acting on behalf of the SCM Trust relating to the authorization, issuance, offer, and sale of the shares of the Acquiring Fund pursuant to the Registration Statement Amendment;

(v)  a Certificate certifying that the SCM Trust is authorized to exercise within the Commonwealth, all powers recited in the Declaration of Trust and to transact business in the Commonwealth, dated October 11, 2016, obtained from the Secretary of the Commonwealth;

(vi)  a Certificate of Amendment to the Declaration of Trust, changing the name of the SCM Trust from "The Shelton Greater China Fund Trust" to "the SCM Trust," effective as of April 22, 2016; and

(vii)  such other documents and records deemed relevant.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials have been properly issued and (vi) that issues as to the effectiveness of the formation of any series or the separateness of any series or its assets from any other series shall be determined solely under the internal laws of the Commonwealth of Massachusetts. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the SCM Trust.

We have relied with your approval upon certificates of public officials and, as to certain factual matters, upon certificates and/or representations of officers and employees of the SCM Trust.

Based upon and subject to the foregoing, we are of the opinion that:

(i)  The SCM Trust is a validly existing voluntary association with transferable shares of beneficial interest under Massachusetts Law;

(ii)  The SCM Trust has the power to carry on its business as presently conducted in accordance with the description thereof in the SCM Trust's N-IA Registration Statement under the Securities Act and the Investment Company Act of 1940, as amended;

(iii)  The Agreement has been duly authorized, executed and delivered by the SCM Trust, on behalf of the Acquiring Fund, and constitutes a valid and legally binding obligation of the SCM Trust, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(iv)  The execution and delivery of the Agreement by the SCM Trust, on behalf of the Acquiring Fund, did not, and the issuance of Acquiring Fund shares pursuant to the Agreement will not, violate the SCM Trust's declaration of trust or by-laws;

The Trustees of the SCM Trust
[Closing Date]

(v)  The shares of the Acquiring Fund, to be delivered as provided for by the Agreement, are duly authorized and, upon such delivery, will be validly issued and will be fully paid and non-assessable;

(vi)  To the knowledge of such counsel, and without any independent investigation, (i) the SCM Trust is not subject to any litigation or other proceedings that might have a materially adverse effect on the operations of the Acquiring Fund, (ii) the SCM Trust is registered as an investment company with the SEC and is not subject to any stop order, and (iii) all regulatory consents, authorizations, approvals or filings required to be obtained or made by the SCM Trust under the federal laws of the United States or Massachusetts Law for the issuance of Acquiring Fund shares pursuant to the Agreement, have been obtained or made.

The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the SEC and to any application or registration statement filed under the securities laws of any of the States of the United States. This opinion is limited to the federal laws of the United States and to the laws of the Commonwealth of Massachusetts.

Very truly yours,

Reed Smith LLP

GSD/PSM/TSJ